For Additional Information:
Haug Scharnowski, Vice President Corporate Relations
763-535-8333
hscharnowski@navarre.com
NAVARRE CORPORATION APPOINTS JILL GRIFFIN
AS PRESIDENT OF ENCORE
MINNEAPOLIS, MN —February 5, 2007 — Navarre Corporation (NASDAQ: NAVR) a publisher and distributor of physical and digital home entertainment and multimedia products, today announced that it has appointed Jill Griffin as President of its wholly owned subsidiary Encore, effective immediately.
Jill Griffin has been a member of the Encore management team for over 9 years holding various positions in sales, marketing and new business development. In Griffin’s most recent position, she served as Vice President of Sales and Marketing. Mike Bell has left the company to pursue other interests.
Commenting on the appointment, Cary Deacon, Chief Executive Officer, Navarre Corporation, stated, “Jill has proven herself at multiple levels within the Encore organization and has fostered great relations with all of Encore’s trading partners. I am confident that Jill’s solid management style and business development enthusiasm will lead Encore into the future. The Company would like to thank Mike Bell for his dedication and efforts during his tenure at Encore and we wish him well in his future endeavors”
About Navarre Corporation
Navarre Corporation (Nasdaq: NAVR) is a publisher and distributor of physical and digital home entertainment and multimedia products, including PC software, CD audio, DVD video, video games and accessories. Since its founding in 1983, the Company has established distribution relationships with customers across a wide spectrum of retail channels which includes mass merchants, discount, wholesale club, office and music superstores, military and e-tailers nationwide. The Company currently provides its products to over 19,000 retail and distribution center locations throughout the United States and Canada. Navarre has expanded its business to include the licensing and publishing of home entertainment and multimedia content, primarily through the acquisitions of Encore, BCI, and FUNimation. For more information, please visit the Company’s web site at http://www.navarre.com.